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                                                                     Exhibit 2.8


                              SHAREHOLDER AGREEMENT

                                November 18, 2003

Pennsylvania Real Estate Investment Trust
PREIT Associates, L.P.
The Bellevue
200 S. Broad Street
Philadelphia, PA  19102

                            Re: Shareholder Agreement
                                ---------------------
Ladies and Gentlemen:

                  Each of the undersigned (collectively, the "undersigned") understands and acknowledges that Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT Trust"), PREIT Associates, L.P., a Delaware limited partnership ("PREIT Partnership" and, together with PREIT Trust, "PREIT"), Crown American Realty Trust, a Maryland real estate investment trust ("Crown"), and Crown American Properties, L.P., a Delaware limited partnership ("Crown Partnership"), entered into an Agreement and Plan of Merger, dated as of May 13, 2003 (the "Merger Agreement"), pursuant to which, among other things,
(i) Crown will be merged with and into PREIT Trust (the "Merger"), with PREIT Trust as the survivor of the Merger, and (ii) PREIT Partnership and Crown Partnership will consummate certain transactions contemplated in connection with the Merger, as described in the Merger Agreement, that will result in PREIT Partnership acquiring substantially all of the assets of Crown Partnership in exchange for limited partnership interests in PREIT Partnership.

                  In connection with the Merger Agreement and the closing of the Merger, PREIT Partnership has made certain undertakings to the partners of Crown Partnership, consisting of the undersigned, who will become, directly or indirectly, limited partners in PREIT Partnership as a result of the Merger. Among those undertakings is the requirement that PREIT Partnership enter into a Tax Protection Agreement, dated as of the date hereof, with the undersigned (the "Tax Protection Agreement"), pursuant to which PREIT Partnership will agree to provide certain tax and debt protections to the undersigned, subject to certain terms and conditions.

                  As a condition of, and a material inducement to, PREIT providing tax and debt protection to the undersigned as and to the extent set forth in the Tax Protection Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned hereby agrees, intending to be legally bound hereby, as follows:


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                  1. Definitions. Capitalized terms used herein and not defined are used as defined in the Merger Agreement. As used in this Shareholder Agreement (the "Agreement"), the following capitalized terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. The term "control" has the meaning ascribed to such term in Rule 405 under the Securities Act.

                  "Beneficial Owner" shall mean any Person deemed to be a "beneficial owner" of a security as defined in Rule 16a-1(a)(2) or Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended. The term "Beneficially Own" has a correlative meaning.

                  "Covered PREIT Common Shares" shall mean, with respect to any Person, the PREIT Common Shares received by such Person pursuant to the Merger or the other transactions contemplated by the Merger Agreement or pursuant to the redemption of any Covered PREIT OP Units.

                  "Covered PREIT OP Units" shall mean, with respect to any Person, the PREIT OP Units received or to be received by such Person pursuant to the Merger or the other transactions contemplated by the Merger Agreement.

                  "Covered PREIT Securities" shall mean, with respect to any Person, the Covered PREIT OP Units and the Covered PREIT Common Shares Beneficially Owned by such Person; it being the intent of the parties that any securities of PREIT Trust or PREIT Partnership acquired by any of the undersigned other than pursuant to the Merger and the other transactions contemplated by the Merger Agreement, including without limitation securities acquired in the open market and pursuant to the exercise of options and dividend reinvestment plans, shall not constitute Covered PREIT Securities subject to this Agreement.

                  "Immediate Family" shall mean, with respect to any natural person, such person's (natural, adoptive or by re-marriage) spouse, parents, descendants, nephews, nieces, brothers, sisters and their respective spouses.

                  "Indemnification Agreement" shall mean that certain Indemnification Agreement by and among PREIT Trust, PREIT Partnership, Crown Investments Trust, Crown American Investment Company, Mark E. Pasquerilla and Crown Delaware Holding Company, as guarantor, dated as of May 13, 2003.

                  "Initial Period" shall mean the period beginning immediately upon the expiration of the Two Week Post-Closing Period and ending on the date that is nine (9) months after the date hereof.

                  "Oak Ridge Net Proceeds of Sale" shall mean an amount equal to the aggregate value of all consideration received (except, in the case of any promissory note or other deferred consideration received, only the aggregate value of all cash consideration received or to be received during the Initial Period) by the undersigned in connection with the sale of the Oak Ridge Mall (including a partial sale thereof) less (i) all direct costs and expenses associated therewith, including, but not limited to, transfer taxes, brokerage fees and transaction costs, (ii) any amounts paid by or on behalf of any of the undersigned at the time of such sale in satisfaction of any debt secured by such property and, (iii) in the case of a partial sale of the Oak Ridge Mall, any portion of the consideration received by the undersigned in connection with such sale which the undersigned reasonably expect to reinvest within one year from the date of such sale in improvements or other expenditures reasonably necessary to maintain and preserve the value of the remainder of the Oak Ridge Mall as a result of such partial sale. For purposes of this definition, any non-monetary consideration shall be valued at its fair market value on the date received.



                                      -2-
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                  "Permitted Transferee" shall mean, with respect to any holder of Covered PREIT Securities subject to this Agreement:

                  (a) charitable institutions and organizations within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that are the recipients of bona fide gifts by any of the undersigned;

                  (b) if the holder is a natural person, (i) any member of the holder's Immediate Family, (ii) any trust established solely for the benefit of the holder and/or one or more members of the holder's Immediate Family, (iii) any entity controlled by the holder and/or members of the holder's Immediate Family, or (iv) any charitable foundations established and maintained by or on behalf of the holder or a member of the holder's Immediate Family;

                  (c) if the holder is a trust, the beneficiaries of such trust, provided that the Covered PREIT Securities so Transferred shall be subject to the restrictions on subsequent Transfers set forth in this Agreement;

                  (d) if the holder is a partnership, limited liability company, joint venture, corporation, real estate investment trust, business trust or other business entity, its partners, members, stockholders, shareholders or other owners who (i) owned interests in such entity on the date the entity acquired the applicable Covered PREIT Securities and (ii) continue to own interests in such entity at the time of the proposed Transfer; and

                  (e) any lender to which any of the holder's Covered PREIT Securities are pledged in accordance with Section 3(a) hereof, provided that such lender shall no longer be considered a Permitted Transferee with respect to any such pledged Covered PREIT Securities following the foreclosure by such lender upon its security interest in such Covered PREIT Securities;

provided, however, that, in each such case, any Transfer complies with Article 12 of the First Amended and Restated Agreement of Limited Partnership of PREIT Partnership, dated as of September 30, 1997 and as amended through May 13, 2003 (as the same may be amended, restated or supplemented from time to time) and, except for transferees specified in clause (e) above, the transferee with respect to such Transfer agrees to be bound by the terms of this Agreement.

                  "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

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                  "PREIT Common Shares" shall mean the common shares of
beneficial interest, par value $1.00 per share, of PREIT Trust.

                  "PREIT OP Units" shall mean the common units of PREIT Partnership.

                   "Purchase Price" shall mean with respect to any Covered PREIT Securities, the price at which such Covered PREIT Securities are sold.

                  "Registration Rights Agreement" shall mean that certain Registration Rights Agreement dated as of November 18, 2003 by and among PREIT Trust and the undersigned.

                  "Subsequent Period" shall mean the period beginning immediately upon the expiration of the Initial Period and ending sixty (60) months thereafter and "Subsequent Annual Period" shall mean each consecutive twelve (12) month period during the Subsequent Period commencing on the expiration of the Initial Period.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Two Week Post-Closing Period" shall mean the period beginning on the date hereof and ending on the date that is two (2) weeks after the date hereof.

                  2. Transfer Restrictions.

                  (a) Except for Transfers (as defined below) made to Permitted Transferees, each of the undersigned agrees that if:

                  (i) any of the undersigned, during the Two Week Post-Closing Period, offers, sells, contracts to sell, sells any option or contract to purchase, purchases any option or contract to sell, grants any option, right or warrant to purchase, pledges or otherwise transfers or disposes of, directly or indirectly, all or a portion of the economic consequences associated with the ownership of any Covered PREIT Securities Beneficially Owned by the undersigned (any such transaction, a "Transfer");

                  (ii) the undersigned and their Permitted Transferees, considered collectively as one Beneficial Owner, during the Initial Period, Transfer any of the Covered PREIT Securities Beneficially Owned by them other than (A) pursuant to and in accordance with
                           Section 4 of the Registration Rights Agreement or (B) in an amount that would not, after giving effect to such Transfer and any other Transfers of Covered PREIT Securities in the applicable period, exceed or violate the volume limitations of Rule 144(e)(1) under the Securities Act assuming the undersigned and their Permitted Transferees, taken together, are a single Affiliate of PREIT Trust;

                  (iii) the undersigned and their Permitted Transferees, considered collectively as one Beneficial Owner, during the Initial Period, Transfer in the aggregate an amount of Covered PREIT Securities having an aggregate Purchase Price of greater than $16 million less the Oak Ridge Net Proceeds of Sale, if any;

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                  (iv)     the undersigned and their Permitted Transferees,
                           considered collectively as one Beneficial Owner, during any Subsequent Annual Period, Transfer in the aggregate more than 20% of the Covered PREIT Securities Beneficially Owned by them collectively (immediately after giving effect to the Merger and the other transactions contemplated by the Merger Agreement (the "Initial Amount")); provided that if, during any Subsequent Annual Period, the undersigned, considered collectively as one Beneficial Owner, Transfer less than 20% of the Initial Amount (the amount by which the Initial Amount exceeds the amount so transferred being referred to as the "Carryover Amount"), then the undersigned, considered as one Beneficial Owner, shall be permitted to Transfer during any Subsequent Annual Period after such period a number of Covered PREIT Securities equal to the Initial Amount plus the Carryover Amount; or

                  (v) the undersigned and their Permitted Transferees, considered collectively as one Beneficial Owner, during the Subsequent Period, Transfer an amount of the Covered PREIT Securities that would, after giving effect to such Transfer and any other Transfers of Covered PREIT Securities in the Subsequent Period, exceed or violate the volume limitations of Rule 144(e)(1) under the Securities Act assuming the undersigned and their Permitted Transferees, taken together, are a single Affiliate of PREIT Trust;

then the undersigned shall forfeit all right and interest to, and PREIT Partnership shall be released from and shall never be obligated to pay, the first $25 million of (i) "Tax Cost" (as defined in the Tax Protection Agreement) and/or (ii) "Interest Expense" (as defined in the Tax Protection Agreement) and/or (iii) amounts payable pursuant to Section 2(c)(iii) of the Tax Protection Agreement, which are otherwise payable by PREIT Partnership pursuant to Sections 2(c), 2(d)(iii) and/or 3(d) of the Tax Protection Agreement (and PREIT Partnership also shall not be obligated to pay any "Gross-Up Amount" (as defined in the Tax Protection Agreement) with respect to such first $25 million of payments, but any "Gross-Up Amount" not required to be paid shall not be counted against the $25 million exculpation from PREIT Partnership's liability under the Tax Protection Agreement); provided, that if any such Transfer shall be by means of foreclosure, deed in lieu of foreclosure or similar means with respect to Covered PREIT Securities pledged in accordance with Section 3(a) of this Agreement (such Transfer, a "Foreclosure"), then, at the election of Mark E. Pasquerilla (but subject to the last sentence of this Section 2(a)), either (a) the undersigned shall suffer the foregoing remedy, or (b) (i) PREIT Trust shall no longer be required to perform its obligations under Section 1.6 of the Merger Agreement and such obligations shall immediately cease, and (ii) if then a trustee of PREIT Trust, Mark E. Pasquerilla shall promptly resign from the Board of Trustees of PREIT Trust. Notification of the election by Mark E. Pasquerilla contemplated by the proviso in the immediately preceding sentence shall be delivered to PREIT pursuant to Section 7 below; provided, however, that if Mark
E. Pasquerilla fails to make such election within five (5) business days following a Foreclosure, then PREIT may impose either of such penalties at the sole election of PREIT.

                                      -5-
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                  (b) In the event of any Transfer, the undersigned shall
promptly, and in any event no later than one (1) business day following such Transfer, notify PREIT of such Transfer pursuant to Section 7 below.

                  (c) As used herein, a "Transfer" shall be deemed to occur on the date that the undersigned or the undersigned's Permitted Transferee first enters into a contract to sell or grants an option to purchase or otherwise becomes obligated (subject to applicable conditions) to sell, transfer or dispose of, directly or indirectly, the applicable Covered PREIT Securities, and any subsequent sale, transfer or disposition pursuant to such contract, option or other obligation shall not be deemed to be a separate Transfer. The transfer of Covered PREIT Securities to the estate of the undersigned upon the undersigned's death, or to the estate of a Permitted Transferee upon the death of a Permitted Transferee, shall not be deemed to be a Transfer for purposes of this Agreement, but any Covered PREIT Securities included in the undersigned's estate will remain subject to the restrictions imposed hereunder. Any Transfer by a Permitted Transferee of Covered PREIT Securities acquired from the undersigned, directly or indirectly, shall be deemed to be a Transfer by the undersigned.

                  (d) Any Permitted Transferee to whom any Covered PREIT Securities are Transferred pursuant to this Agreement shall be subject to the terms and conditions of this Agreement as if such Permitted Transferee were an original party hereto (it being understood that all calculations made pursuant to Section 2 of this Agreement shall be made on a collective basis taking into account all Covered PREIT Securities held by the undersigned and by all Permitted Transferees who hold any of the Covered PREIT Securities).

                  None of the provisions in this Agreement shall survive the termination of this Agreement in accordance with its terms; provided, however, that nothing contained herein shall release any of the undersigned from any liability arising from any breach of any of the undersigned's obligations in this Agreement.

                  3. Pledges; Redemption Permitted.

                  (a) Pledges. Notwithstanding any restrictions contained in
Section 2 hereof to the contrary, the undersigned (and the undersigned's Permitted Transferees) shall be permitted at any time (including without limitation during the Two Week Post-Closing Period and the Initial Period) to pledge, encumber or otherwise grant a security interest in any Covered PREIT Securities Beneficially Owned by the undersigned (or the undersigned's Permitted Transferees) to any existing or future lender pursuant to a bona fide financing incurred for investment or other purposes upon customary commercial terms; provided, however, that immediately following a foreclosure by any such lender, such lender shall cease to be a Permitted Transferee and such foreclosure shall constitute a Transfer other than to a Permitted Transferee under Section 2(a) of this Agreement.

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                  (b) Foreclosures and Other Remedies. Notwithstanding any
restrictions contained in this Agreement to the contrary, any lender or other third party transferee who may acquire any of the undersigned's (and the undersigned's Permitted Transferees') Covered PREIT Securities pledged in accordance with Section 3(a) hereof, as a result of a foreclosure by the lenders or the exercise of any other remedies available to such lenders with respect to the pledge and the related obligations of the undersigned, shall not be bound by the terms of this Agreement.

                  (c) Redemptions. Notwithstanding any restrictions contained in
Section 2 hereof to the contrary, the undersigned shall be permitted to exercise its right to redeem any Covered PREIT OP Units owned by the undersigned subject to any restrictions imposed on redemption pursuant to the PREIT Partnership Agreement.

                  4. Permitted Exceptions. Notwithstanding any restrictions contained in this Agreement to the contrary, any sale in accordance with Section 2.2(f) of the Indemnification Agreement shall not constitute a Transfer for purposes of Sections 2(a)(i), (ii) and (iii) of this Agreement and any transferee of such Covered PREIT Securities shall not be bound by the terms of this Agreement.

                  5. Assignment; Binding on Successors and Assigns. This Agreement and any of the rights, interests or obligations under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective Permitted Transferees (except for those identified in clause (e) of the definition of Permitted Transferee), successors and assigns. Each Permitted Transferee (except for those identified in clause (e) of the definition of Permitted Transferee) shall execute and deliver a copy of this Agreement to PREIT and shall be bound by the terms and conditions of this Agreement as if such Permitted Transferee were an original party hereto.

                  6 Adjustment for Reorganization and Reclassification. For the purposes of this Agreement, the minimum ownership amounts and value shall be adjusted appropriately to reflect any subdivision or combination of Covered PREIT Common Shares or Covered PREIT OP Units (including, without limitation, securities convertible into or exercisable or exchangeable for Covered PREIT Common Shares or Covered PREIT OP Units) and any adjustments arising as a result of any reorganization, reclassification or similar events of PREIT Trust or PREIT Partnership occurring after the date of the Merger Agreement.

                  7. Notices. All notices, requests, claims, demands and other communication under this Agreement shall be in writing and shall be delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice from such party):

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                  if to PREIT:

                        Pennsylvania Real Estate Investment Trust
                        The Bellevue
                        200 South Broad Street
                        Philadelphia, PA  19102
                        Attention: Bruce Goldman,
                                   Executive Vice President and General Counsel
                        Facsimile: (215) 546-7311

                  with a copy (which shall not constitute notice) to:

                        Hogan & Hartson L.L.P.
                        Columbia Square
                        555 13th Street, N.W.
                        Washington, D.C.  20004-1109
                        Attention: J. Warren Gorrell, Jr., Esq.
                                   Stuart A. Barr, Esq.
                        Facsimile: (202) 637-5910

                  and

                        Drinker Biddle & Reath LLP
                        One Logan Square
                        18th & Cherry Streets
                        Philadelphia, PA 19103-6996
                        Attention: Howard A. Blum, Esq.
                        Facsimile: (215) 988-2757

                  if to any of the undersigned or any Permitted Transferee:

                        Crown American Properties, L.P.
                        Pasquerilla Plaza
                        Johnstown, PA  15901
                        Attention: Ronald J. Hamilton
                        Facsimile: (814) 536-9525

                  with a copy (which shall not constitute notice) to:

                        Reed Smith LLP
                        435 Sixth Avenue
                        Pittsburgh, PA  15219
                        Attention: David L. DeNinno, Esq.
                        Facsimile: (412) 288-3218

                                      -8-
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                  and

                        Sullivan & Cromwell LLP
                        125 Broad Street
                        New York, NY 10004-2498
                        Attention: Joseph C. Shenker, Esq.
                        Facsimile: (212) 558-3588

                  All notices shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier).

                  8. Termination. This Agreement shall terminate at the end of the last day of the Subsequent Period.

                  9. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and Permitted Transferees (except for those identified in clause (e) of the definition of Permitted Transferee) of the undersigned. The undersigned has carefully read this Agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel.

                    (signatures appear on the following page)



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EXECUTION COPY

                  IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement, or caused this Agreement to be duly executed and delivered on his or its behalf, as of the date first written above.

                      Very truly yours,

                      /s/ Mark E. Pasquerilla
                      ----------------------------------------------------------
                      Mark E. Pasquerilla

                      Crown American Properties, L.P.,
                      a Delaware limited partnership

                      By:    Crown American Realty Trust,
                             its general partner

                             By: /s/ Terry L. Stevens
                                 -----------------------------------------------
                                  Name:
                                  Title:


                      Crown Investments Trust,
                      a Delaware business trust

                      By:    /s/ Ronald J. Hamilton
                             ---------------------------------------------------
                             Name:  Ronald J. Hamilton
                             Title:  Chief Financial Officer and Vice President

                      Crown American Investment Company,
                      a Delaware corporation

                      By:    /s/ Ronald J. Hamilton
                             ---------------------------------------------------
                             Name:  Ronald J. Hamilton
                             Title:  Chief Financial Officer and Vice President

                      Crown Delaware Holding Company,
                      a Delaware Corporation

                      By:    /s/ Ronald J. Hamilton
                             ---------------------------------------------------
                             Name:  Ronald J. Hamilton
                             Title:  Chief Financial Officer and Vice President

Acknowledged and Agreed:

Pennsylvania Real Estate Investment Trust a Pennsylvania business trust


By:      /s/ Bruce Goldman
         --------------------------------------------------
         Name:  Bruce Goldman
         Title:  Executive Vice President & General Counsel

PREIT Associates, L.P.
a Delaware limited partnership

By:      Pennsylvania Real Estate Investment Trust,
         its general partner

         By:/s/ Bruce Goldman
         --------------------------------------------------
         Name:  Bruce Goldman
         Title:  Executive Vice President & General Counsel